EXHIBIT 99.1

Jameson Inns, Inc.	PRESS RELEASE

8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346                         (770) 901-9020                             FAX (770) 901-9550
FOR IMMEDIATE RELEASE

June 11, 2002
Contact: Craig R. Kitchin President and Chief Financial Officer (770) 901-9020

Jameson Inns, Inc. Reports ADR, Occupancy and RevPAR for April and May 2002

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inn and Signature Inn hotels, today announced that revenue per available room (“RevPAR”) at its owned properties was $31.9 in April, down less than one percent from April 2001, and RevPAR in May 2002 was $32.7 down less than 2% from May 2001. Average daily rate (“ADR”) increased 3% in April and 2% in May 2002. Occupancy rates for owned hotels averaged 53.9% in April and 54.2% in May, a 3% and 4% decline respectively for the corresponding months in 2001.

	Occupancy		ADR		RevPAR
	2002	2001	2002	2001	2002	2001
April
Jameson Inns	59.2%	60.7%	$58.3	$56.4	$34.5	$34.2
Signature Inns	44.3%	46.6%	$61.5	$60.7	$27.3	$28.3
All Inns	53.9%	55.4%	$59.3	$57.8	$31.9	$32.0
May
Jameson Inns	58.9%	59.3%	$57.3	$56.0	$33.7	$33.2
Signature Inns	45.6%	51.4%	$67.4	$64.6	$30.8	$33.2
All Inns	54.2%	56.4%	$60.3	$58.9	$32.7	$33.2

Commenting on the April and May numbers, CEO Thomas W. Kitchin stated, “The hotel industry continues to be negatively impacted by reduced levels of travel resulting from current economic conditions. Smith Travel Research has estimated in published reports that RevPAR for the industry as a whole experienced year-over-year RevPAR declines in the month of April of 3-5% and 5-7% in the month of May. Our performance, especially for the Jameson brand, is much better than that of the broader industry. After experiencing an 11% RevPAR decline for our hotels in the first quarter this year, the trending is definitely getting a lot better.”

Jameson Inns is a hotel real estate investment trust (REIT) which owns limited-service hotel properties operating as Jameson Inns and Signature Inns. For more information, visit www.jamesoninns.com.

Forward-Looking Statements

This press release contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements represent the Company’s judgment and are subject to various risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward-looking statements. From time to time, these risks are discussed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.